Consent of Independent Auditors





The Board of Directors and Stockholder
FGIC Securities Purchase, Inc.



We consent to incorporation by reference in the registration statement (No. 33-43066) on Form S-3 of FGIC Securities Purchase, Inc. of our report dated January 21, 2000, relating to the balance sheets of FGIC Securities Purchase, Inc. as of December 31, 1999 and 1998, and the related statements of income, changes in stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of FGIC Securities Purchase, Inc.


KPMG LLP



/s/ [KPMG LLP]
----------------
[KPMG LLP]




New York, New York
March 27, 2000







                                  Exhibit 1.3